EXHIBIT 3.1
Amendment No. 1
to
the Fifth Amended and Restated Limited Partnership Agreement
 of
Ceres Tactical Commodity L.P. (formerly Managed Futures Premier Aventis II L.P.)
 effective as of October 31, 2016
 (the “Agreement”)
WHEREAS, consistent with the General Partner’s authority to amend the Agreement without the consent of the Limited Partners under Paragraph 17(a), the Agreement shall be amended as follows:
1.          The second sentence of Paragraph 1 is deleted and replaced by the following:
“The name of the limited partnership is Ceres Tactical Commodity L.P.”
2.          All references in the Agreement to “Managed Futures Premier Aventis II L.P.” are amended to read “Ceres Tactical Commodity L.P.”
3.          Paragraph 6 is deleted in its entirety and replaced by the following language:
“6. Capital Contributions and Units of Partnership Interest.
The General Partner may, but shall not be obligated to, contribute capital to the Partnership unless required to ensure that the Partnership will continue to be treated as a partnership for federal income tax purposes.  The General Partner’s contribution shall be evidenced by “Units of General Partnership Interest.”
Interests in the Partnership, other than those of the General Partner, shall be evidenced by Class A, Class D or Class Z “Units of Limited Partnership Interest,” which the General Partner on behalf of the Partnership shall, in accordance with the Private Placement Offering Memorandum and Disclosure Document (the “Memorandum”) referred to in Paragraph 11, sell to persons desiring to become Limited Partners who satisfy the investment and minimum capital contribution requirements specific to each Class.  Identical rights, powers, duties and obligations attach to each class of Units of Limited Partnership Interest, except that purchasers of Class D units and Class Z units may be subject to a reduced ongoing selling agent fee.
The Class of units that a Limited Partner receives will generally depend upon the amount invested in the Partnership and the status of such Limited Partner.  Units of Limited Partnership Interest purchased by (i) certain employees of Morgan Stanley and/or its subsidiaries (and their family members) and (ii) certain of the Limited Partners receiving advisory services from Morgan Stanley Smith Barney, LLC (doing business as Morgan Stanley Wealth Management (“Morgan Stanley Wealth Management”)) (each a “Consulting Client”), shall be designated as Class Z Units of Limited Partnership Interest.  All other Limited Partners who satisfy the applicable investment and minimum capital contribution requirements shall receive Class A or Class D units, although the General Partner may determine to offer Class A or Class D units to a Limited Partner in its sole discretion, regardless of investment amount.  Generally, Limited Partners investing up to $4,999,999 in the Partnership will receive Class A units, while Limited Partners investing $5,000,000 or more in the Partnership will receive Class D units (the “Class D Account Minimum”).  The General Partner may, without the consent of the Limited Partners, offer additional classes of Units of Limited Partnership Interest (together with Class A Units of Limited Partnership Interest, Class D Units of Limited Partnership Interest and Class Z Units of Limited Partnership Interest, the “Classes”) as it may determine in its sole discretion to offer from time to time.
Consulting Clients shall be bound by the terms of the consulting agreement they signed with Morgan Stanley Wealth Management (each such agreement, a “Consulting Agreement”), including the payment of a consulting fee as set forth in the Consulting Agreement.  In the event, however, that a Consulting Client’s Consulting Agreement is terminated and the Consulting Client remains a Limited Partner, the Class Z Units of Limited Partnership Interest shall, beginning on the first day of the month immediately following the month of termination of the Consulting Agreement, (i) convert to the appropriate Class of Units of Limited Partnership Interest based on investor qualifications and the aggregate capital contributions made by such Limited Partner in the Partnership, adjusted for additional subscriptions, redemptions and exchanges, and (ii) become subject to the applicable ongoing selling agent fee as described in the Memorandum.  Notwithstanding the foregoing, if any such former Consulting Client is also an employee of Morgan Stanley or a subsidiary and remains a Limited Partner, such employee may continue to hold Class Z Units of Limited Partnership Interest and shall not be subject to the ongoing selling agent fee as described in the Memorandum.  For the avoidance of any doubt, Class Z Units of Limited Partnership Interest are subject to redemption restrictions set forth in this Agreement and the Memorandum.
For any Unit (or partial unit rounded to four decimal places) of Limited Partnership Interest purchased, a Limited Partner shall contribute to the capital of the Partnership an amount equal to the Net Asset Value of such Unit of Limited Partnership Interest (or partial unit, as the case may be) as of the close of business on the day preceding the effective date of such purchase, and shall pay in addition the selling commission, if any, which must be paid with respect to such purchase.  The aggregate of all contributions shall be available to the Partnership to carry on its business, and no interest shall be paid on any such contribution.  All subscriptions for Units of Limited Partnership Interest made pursuant to this private placement of the Units of Limited Partnership Interest (the “Private Placement”) must be on the form provided in the Memorandum.”

4.          The first paragraph of Paragraph 10(c) is deleted and replaced by the following paragraph:
“A Limited Partner (or any assignee thereof) may withdraw all or part of his capital contribution and undistributed profits, if any, from the Partnership in multiples of the Net Asset Value per Unit of a Class of Limited Partnership Interest (such withdrawal being herein referred to as “redemption”) as of the last day of a month (the “Redemption Date”) after a request for redemption has been made to the General Partner; provided that all liabilities, contingent or otherwise, of the Partnership, except any liability to Partners on account of their capital contributions, have been paid or there remains property of the Partnership sufficient to pay them.  If a Limited Partner redeems less than its entire capital contribution and, after the redemption, the amount of such Limited Partner’s aggregate capital contributions is less than the Class D Account Minimum, any Class D Units of Limited Partnership Interest held by such Limited Partner shall be converted to Class A Units of Limited Partnership Interest as described in Paragraph 10(d) below.  As used herein, “request for redemption” shall mean a written or oral request in a form specified by the General Partner and received by the General Partner at least ten (10) days (or such fewer amount of days as may be indicated in the Memorandum, as amended from time to time) in advance of the Redemption Date.  The General Partner, in its discretion, may waive the ten (10) day (or such fewer amount of days as may be indicated in the Memorandum, as amended from time to time) notice requirement.  A form of Request for Redemption may be obtained by written request to the General Partner.  Redemption of partial Units of Limited Partnership Interest will be permitted at the General Partner’s discretion.  Upon redemption, a Limited Partner (or any assignee thereof) shall receive, per Unit of Limited Partnership Interest redeemed, an amount equal to the Net Asset Value per Unit of Limited Partnership Interest for such Class as of the Redemption Date, less any amount owing by such Partner (and his assignee, if any) to the Partnership.  If redemption is requested by an assignee, all amounts owed by the Partner to whom such Unit of Limited Partnership Interest was sold by the Partnership as well as all amounts owed by all assignees of such Unit of Limited Partnership Interest shall be deducted from the Net Asset Value per Unit of Limited Partnership Interest for such Class upon redemption by any assignee.  Payment will be made within 10 business days after the Redemption Date.  The General Partner may temporarily suspend redemptions if necessary in order to liquidate commodity positions in an orderly manner and may permit less frequent redemptions if it has received an opinion from counsel that such action is advisable to prevent the Partnership from being considered a publicly traded partnership by the Internal Revenue Service. ”
5.          The following language is hereby added after Paragraph 10(c) as Paragraph 10(d):
“(d)  Conversion.  As of the close of business on the last day of each month during each fiscal year:

(1)  Class A Units of Limited Partnership Interest will be converted to an economically equivalent amount of Class D Units of Limited Partnership Interest when the amount of a Limited Partner’s aggregate capital contributions is equal to or greater than the Class D Account Minimum.
(2) Class D Units of Limited Partnership Interest will be converted to an economically equivalent amount of Class A Units of Limited Partnership Interest when the amount of a Limited Partner’s aggregate capital contributions is less than the Class D Account Minimum.
Each such conversion of Units of Limited Partnership Interest shall be converted at the Net Asset Value per Unit of Class A and Class D Units of Limited Partnership Interest as of the last day of each month and is subject to the terms and restrictions described herein and in the Memorandum.”
6.          The foregoing amendments shall be effective as of June 13, 2018, and conforming changes shall apply to such other provisions, if any, of the Agreement in order to give such other provisions the effect of the amendments articulated above.
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IN WITNESS WHEREOF, this amendment to the Agreement has been executed for and on behalf of the undersigned on June 13, 2018.

General Partner:

Ceres Managed Futures LLC

By:	/s/ Patrick T. Egan
Name:	Patrick T. Egan
Title:	President and Director

Limited Partners:

All Limited Partners now and hereafter admitted as limited partners of the Partnership pursuant to powers of attorney now and hereafter executed in favor of and delivered to the General Partner.
By: CERES MANAGED FUTURES LLC
ATTORNEY‑IN‑FACT

By:	/s/ Patrick T. Egan
Name:	Patrick T. Egan
Title:	President and Director